Exhibit (99.1)

EASTMAN KODAK COMPANY

Kodak Canada Inc. Announces Changes to Toronto Manufacturing
Operations

Response to Structural Changes in the Worldwide Imaging
Industry

TORONTO, ON, December 9, 2004 - Kodak Canada Inc. today announced that it will be closing its Toronto manufacturing operations as part of a three-year worldwide program by Eastman Kodak Company to reduce employment by 12,000-15,000 and facilities square footage by one-third.

The company is consolidating many different types of functions and operations at sites around the world to maintain competitiveness in the face of fundamental changes in the imaging market driven by the rising popularity of digital photography. Kodak manages its manufacturing plants as worldwide assets and makes strategic asset decisions based on global capacity requirements.

The Toronto manufacturing operation closure will be completed by mid-2005 and the workforce reduction will affect approximately 360 employees. Impacted employees will receive severance packages, access to counseling support, outplacement services and a retaining allowance.

"Kodak Canada remains committed to the Canadian market and will continue to offer the full array of leading traditional and digital imaging products and services," said Michael Ducey, President of Kodak Canada Inc. "Approximately 550 employees in a variety of sales, marketing, service, and support activities will continue to work for Kodak in Canada."

"This is a very difficult decision because it affects our employees who have performed so well," Ducey said. "This decision reflects the changing realities of the global imaging marketplace to which all companies must adapt. We acknowledge and thank the impacted employees for their contribution to the company over the years and we will make every effort to assist them in their transition."

Products currently manufactured in Toronto will be transitioned to other Kodak plants.


KODAK CANADA INC.

For more than a century, Kodak Canada Inc. has been meeting the imaging needs of Canadians - in consumer, professional, motion picture, health and commercial applications. Today, Kodak Canada's sales, marketing and distribution teams offer customers a full range of products and services that make picture taking and picture making easier, faster, more versatile and more exciting.

For more information visit www.kodak.ca